MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon), Post Office Box 8
St. Peters, Missouri USA 63376
Phone: 636-474-5000
Fax: 636-474-5158
www.memc.com

For Immediate Release

MEMC FILES FORM 10-K

St. Peters, MO, March 16, 2005 - MEMC Electronic Materials, Inc. (NYSE:WFR) today filed its Annual Report on Form 10-K for the year ended December 31, 2004. The Form 10-K contains changes from MEMC's previously announced income tax accounting for 2004, and results in a modest increase in net income for the period.

The 2004 financial statements included in the Form 10-K reflect adjustments to the year-end tax provision resulting in an increased income tax benefit and corresponding modest increase in net income, as well as increases in net deferred tax assets and other non-current liabilities. As a result, management's report on internal control over financial reporting identifies a material weakness in controls associated with accounting for income taxes.

"The adjustments involve no prior periods and are all reflected in the 10-K. Fourth quarter and 2004 net income increased slightly but did not affect 2004 diluted earnings per share of $1.02 or operating cash flow," commented Tom Linnen, MEMC's Chief Financial Officer. "These adjustments arise primarily from the tax accounting associated with the complex 2001 restructuring transaction and the nature of our global business," continued Linnen, "and do not affect the Company's operations. We are in the process of adding resources to strengthen our in-house tax expertise."

About MEMC

MEMC is the world's largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

# # #